Exhibit 10.1

January 2, 2015 (effective as of January 1, 2015)

Dr. Robin L. Smith
930 Fifth Avenue
Suite 8H
New York, New York 10021

Dear Robin:

This letter serves as an amendment (the “Amendment”) to (i) the employment agreement between you and NeoStem, Inc. (the “Company”) dated May 26, 2006 (as amended on each of January 26, 2007, September 27, 2007, January 9, 2008, August 29, 2008, July 29, 2009, April 4, 2011, November 13, 2012, and March 11, 2014) pursuant to which you serve as the Company’s Chairman of the Board and Chief Executive Officer (the “Agreement”), and (ii) your Employee Confidentiality, Invention Assignment and Non-Compete Agreement dated as of August 6, 2006 (the “Confidentiality Agreement”). Except as set forth herein, the Agreement and the Confidentiality Agreement shall remain unchanged. Initially capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

1.
Employment and Term. Effective as of the date that the Board appoints a new Chief Executive Officer and such new Chief Executive Officer commences service to the Company, you will no longer be the Chief Executive Officer of the Company. For the remainder of the Term (as described below) following the appointment of a new Chief Executive Officer, you will continue to be employed by the Company under the Agreement (as amended by this Amendment). Unless terminated earlier by you (which you may do at any time by giving 30 days advance written notice to the Board), the Term shall expire on December 31, 2015, without renewal. During the balance of the Term you may accept a new CEO position as long as (1) you continue to spend significant time on Company activities as reasonably requested, (2) such services does not interfere with or prevent your services hereunder and your continued service to the Company is consented to in writing by your new employer and (3) your new position is consistent with your obligations under the Confidentiality Agreement, as described below and modified herein. After the expiration of the Term, you will continue to serve as a member of the Board and Chairman of the Board in a non-executive capacity, and for such service through the annual meeting to be held in 2016 without further compensation as long as you receive severance pay from the Company.

2.
Base Salary, Bonus and Option Grant. You will continue to receive your $545,000 annual Base Salary for the remainder of the Term. You will also receive a $200,000 cash bonus by June 1, 2015 after you hand off your CEO duties to an incoming CEO and will be eligible for an additional annual bonus if the Company achieves its target objectives for the year (as determined by the Compensation Committee at the beginning of the year), which additional bonus will be prorated if the Term ends before December 31, 2015. Upon your execution of this Amendment, you will also be granted a stock option under the Company’s 2009 Amended & Restated Equity Compensation Plan to purchase 300,000 shares of Common Stock (the “Amendment Grant”) at a per-share exercise price equal to the value of the Common Stock on the date of execution of this Amendment, with one-third (1/3) of such option being vested and exercisable immediately upon grant, one-third (1/3) of such option being vested and exercisable on June 7, 2015 and the remaining one-third (1/3) of such option being vested on December 7, 2015.

3.
Perquisites. The Company will allow you to retain your current office and other perquisites, and the use of your current secretary through the end of the Term and thereafter until you are no longer a member of the Board.

4.	Severance. Upon the expiration or termination of the Term, regardless of the reason, you will be entitled to the following:

(a)	The Company shall continue to pay your Base Salary (at the rate provided in this Amendment) in regular installments for a period of one year following the end of the Term (the “Severance Period”).

(b)
The Company will pay you an additional cash amount equal to your annual bonus for 2013 ($475,000), as soon as practicable after the expiration or termination of the Term (but no later than 15 days thereafter).

(c)
If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Severance Period; provided that, if you and your spouse or domicile partner are entitled to coverage under a subsequent employer’s group health insurance plan during the Severance Period, payment of such premiums shall cease.

(d)
All of your stock options (including the Amendment Grant), to the extent not vested, shall become fully vested and exercisable, and all of your vested stock options (including the Amendment Grant) shall remain exercisable for the balance of their respective 10-year terms as if your employment had continued.

(e)
The remaining 31,332 of your 94,000 “Restricted Shares” (as defined in your Restricted Stock Grant Agreement dated as of January 2, 2014), and any other equity awards, shall become vested and non-forfeitable upon achievement of their applicable vesting requirements, as if your employment had continued.

(f)
To the extent it is transferable, the Company will transfer and assign to you its term life insurance policy that provides a death benefit to your designated beneficiaries in the amount of $5 million, as issued by Ameritas Insurance Corp.

(g)
You will receive your cash bonus for 2015 (to the extent earned but not already paid, but as if your employment continued), and any other benefits payable under the then-existing terms of any plan, agreement or arrangement of the Company or its affiliates (the “Company Arrangements”).

5.	Non-Competition. Section 4 of the Confidentiality Agreement is hereby deleted and replaced with the following:

“4. Noncompetition. During the Term, and for twelve (12) months following the termination of the Term for any reason, whether by voluntary resignation or involuntary termination, or during any period in which I am receiving any financial compensation from the Company, including compensation for serving as a director of the Company, I will not without the prior written approval of (i) the chief executive officer of the Company, in the event that I am not an executive officer of the Company, and (ii) the Board of Directors of the Company, in the event that I am an executive officer of the Company, directly or indirectly become employed by or directly or indirectly participate in or assist any individual or entity that is a competitor of the Company in the stem cell or cell therapy sectors, as conducted by the Company in the fourth quarter of 2014 and as described in its quarterly 10Q filing with the Securities and Exchange Commission on October 31, 2014.

6.
Other Modifications to Restrictions. Other than as set forth in the Confidentiality Agreement (as amended by this Amendment) to protect all confidential information of the Company or otherwise, or as may be required to avoid a conflict of interest while you are a member of the Board, there shall be no other restrictions on your post-employment activities. The Company also acknowledges and agrees that your continued association with the Stem for Life Foundation, and your solicitation of your current executive assistant for new employment, will not violate any contractual restrictions to which you are subject. Your obligations under the Confidentiality Agreement shall also terminate if the Company materially defaults on any of its obligations to you, and such default continues without cure for 30 days after you provide notice of such default to the Company.

7.
Mutual Releases. You agree to execute and deliver to the Company a general release of claims in the form attached hereto as Exhibit A (the “Mutual Release”) after the last day of the Term and no later than the twenty-first (21st) day after the last day of the Term, which shall be countersigned by the Company upon execution by you. If you fail to timely execute and deliver the Mutual Release, or if you timely revoke the Mutual Release, the Company shall not be obligated to provide any of the payments set forth in paragraph 4 of this Amendment.

8.
Indemnification. The Company shall, to the full extent permitted by law, indemnify and hold you harmless from and against any liability, damage, claim or expense incurred by reason of any act performed or omitted to be performed by you in connection with your employment with, or services for, the Company, such indemnification to include, without limitation, the advance payment of attorneys fees and other expenses reasonably incurred by you in connection with defending, or otherwise resolving, any claim based on any such act or omission. Such advances shall be made within 30 days after your presentation of an invoice for such expenses. You shall also be covered under any directors’ and officers’ liability insurance policies maintained by or for officers or directors of the Company on no less favorable a basis than that applying to any of the Company’s officers or directors in general. Your coverage under such policies shall continue during the Term, and for not less than six years thereafter, at the level then in effect for current officers or directors of the Company.

9.	Miscellaneous.

(a)
The Company will reimburse you, or pay your attorneys directly, for legal fees and other expenses of counsel incurred by you, in an amount not to exceed $25,000, in connection with your negotiation and implementation of this Amendment, not later than 30 days after presentation of an invoice with appropriate supporting documentation.

(b)
The Company acknowledges and agrees that its obligations under the Agreement, as amended by this letter, shall remain in full force and effect, including, without limitation, the Company’s obligations to remove legends from stock certificates and furnish information under Sections 9 and 10 in the amendment dated April 4, 2011.

(c)
In the event of any inconsistency between the terms of this Amendment and the terms of any Company Arrangement, the terms of this Amendment will control. In the event of any termination of your employment, you shall be under no obligation to seek other employment and there shall be no offset against amounts, benefits or entitlements due you by the Company pursuant to this Amendment on account of any remuneration or benefits provided by any subsequent employment, except as expressly provided in paragraph 4(c) of this Amendment.

(d)
The Company represents and warrants that; (i) it is fully authorized by action of any person whose action is required to enter into this Amendment and to perform the Company’s obligations under it; (ii) the execution, delivery and performance of this Amendment by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Amendment by the parties hereto, this Amendment shall be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(e)
In the event of your death or a judicial determination of your incompetence, references in this employment offer to you shall be deemed, where appropriate, to refer to your beneficiary, transferee, estate or other legal representative.

(f)
All payments and benefits under this Amendment are intended either to be exempt from, or to comply with, the requirements of Section 409A and the regulations thereunder, and this Amendment shall be interpreted in accordance with such intent. References in this Amendment to the expiration or termination of the Term, a “termination of employment” and similar terms shall mean a “separation from service” within the meaning of Section 409A. Each payment under this Amendment shall constitute a separate payment within the meaning of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything contained in this Amendment to the contrary, if you are a “specified employee” (determined in accordance with Section 409A and Treasury Regulation Section 1.409-3(i)(2)) as of the end of the Term, and if any payment, benefit or entitlement provided for in this Amendment or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following your separation from service shall be paid or provided to you in a lump sum cash payment on the earlier of (x) your death or (y) 6 months and one day after your separation from service.

If the terms of this Amendment are acceptable to you please sign where indicated below. It is understood and acknowledged that a signature delivered by facsimile or “pdf” will be considered to be valid as an original.

Very truly yours,

NEOSTEM, INC.

By:/s/ Richard Berman
Name: Richard Berman
Title: Compensation Comm. Chair

Agreed to and accepted (on January 2, 2015):

/s/ Robin L. Smith
Robin L. Smith, M.D.

Exhibit A
Mutual Release

1.     Release by the Executive. In consideration of the payments and benefits to be made under paragraphs 4(a) and (h) of the letter (the “Amendment”) dated as of January 1, 2015 between NeoStem, Inc. (the “Company”) and Dr. Robin L. Smith (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns (the “Executive Parties”), the Executive does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing, (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any of the Company Released Parties in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Executive Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the New York State Human Rights Law, the New York City Human Rights Law, the Sarbanes Oxley Act of 2002, the False Claims Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws; provided, however, that nothing in this Section 1 releases any obligations of the Company Released Parties with respect to the rights of the Executive that are provided under, or preserved by, the Amendment.
2.     Release by Company.
(a)    The Company, on its own behalf and on behalf of each of the other member of the Company Affiliated Group, hereby releases the Executive Parties from any and all claims that the Company Released Parties had or may ever have against the Executive Parties from the beginning of time and up to and including the date that Company has executed, and delivered, this Release.
(b)    Notwithstanding the foregoing, the release granted under Section 2(a) specifically excludes (i) the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (ii) any claim based on willful misconduct by the Executive (with willful misconduct defined in this context to mean misconduct that is known by the Executive not to be in the interest of the Company); (iii) any claim for breach of this Mutual Release or the Amendment by the Executive; (iv) the Company’s right to recoup payments to the Executive, to the extent required under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act; and (v) any wrongful act or omission occurring after the date that the Company has executed, and delivered, this Mutual Release.
(c)    To the extent that this Section 2 is not enforceable against any Company Released Party, the Company agrees to promptly indemnify and hold the Executive harmless from any liability, costs or obligations with respect to any claims (including, without limitation, any attorney fees or other charges incurred in defending any such claims) released by this Release.
3.    No Admissions. The Company and the Executive acknowledge and agree that the releases provided in Section 1 and 2 are not to be construed in any way as an admission of any liability whatsoever by any Company Released Party or by the Executive.
4.    Representations. The Executive represents and warrants that she is unaware of any facts that could constitute unlawful conduct by the Company that have not already been presented to the Board.
5.     Specific Waiver. The Executive specifically acknowledges that his or her acceptance of the terms of this Mutual Release is, among other things, a specific waiver of his or her right, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive. This Mutual Release is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with the Executive’s protected right to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws but the Executive hereby waives any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Mutual Release.
6.     Voluntariness. The Executive agrees that she is relying solely upon her own judgment; that the Executive is over 18 years of age and is legally competent to sign this Mutual Release; that the Executive is knowingly or voluntarily signing this Mutual Release of her own free will; that the Executive has read and understood the Mutual Release before signing it; and that the Executive is signing this Mutual Release in exchange for consideration that she believes is satisfactory and adequate.
7.     Legal Counsel. The Executive acknowledges that she has been informed of the right to consult with legal counsel of her choice and has done so.
8.     Complete Agreement/Severability. This Mutual Release together with the Amendment and the Confidentiality Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Mutual Release. All provisions and portions of this Mutual Release are severable. If any provision or portion of this Mutual Release or the application of any provision or portion of the Mutual Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Mutual Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
9.     Acceptance. The Executive acknowledges that she has been given a period of twenty-one (21) days within which to consider this Mutual Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive represents and warrants that she has had sufficient opportunity to consider this Mutual Release, has carefully read it and understands all of its terms and understands that it is valid, binding and enforceable against the Executive and the Company in accordance with its terms.
The Executive further acknowledges, understands and agrees that that the general release of claims above includes, but is not limited to, a waiver and release of all claims that she may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that she signs this Mutual Release. As required by the Older Workers Benefit Protection Act of 1990, the Executive is hereby advised that:

•	She is not waiving any rights or claims under the ADEA that may arise after the date she sign this Mutual Release;

•	She should consult with an attorney of her choice concerning her rights and obligations under this Mutual Release before signing this Mutual Release;

•	She should fully consider this Mutual Release before signing it;

•	nothing in this Mutual Release prevents or precludes the Executive from challenging (or seeking a determination of) the validity of the waiver under the ADEA;

•
she has 21 days from the date she received this Mutual Release to consider whether or not she wants to sign it. The Executive also should understand that she may use as much or as little of the 21-day period as she wishes before deciding whether or not to sign this Mutual Release;

•
if the Executive does not sign and return this Mutual Release within the required time period, then the Company’s offer to provide her with the severance and other payments described herein above, will automatically terminate;

•
at any time within 7 days after signing this Mutual Release, the Executive may change her mind and revoke her acceptance of this Mutual Release. To be effective, the Executive’s revocation must be in writing and either hand-delivered or sent electronically to the Company within the 7-day period.

•	this Mutual Release is not effective or enforceable until (and if) the revocation period has passed without a revocation;

•
if the Executive exercises her right to revoke this Mutual Release (including, without limitation, the Company’s offer to provide the Executive with the severance and other payments described herein and the mutual release of claims will not be enforceable; and

•	if the Executive does not revoke her acceptance of this Mutual Release, the eighth day following that date that the Executive signs this Mutual Release will be the effective date.

10.     Governing Law. Except for issues or matters as to which federal law is applicable, this Mutual Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The parties consent to the exclusive forum of the state and federal courts located in New York in the Borough of Manhattan with respect to any dispute.
[Signature Page to Follow]

The Company and Executive indicate their acceptance of this Mutual Release by signing and dating it and returning it to the other. This Mutual Release may also be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.

ACCEPTED AND AGREED:

_____________________________
Dr. Robin L. Smith
Date:___________________

NeoStem, Inc.

By:_________________________
Name:
Title:
Date:___________________